Exhibit 99.1

METACRINE REPORTS first-QUARTER 2022 RESULTS

SAN DIEGO – May 12, 2022 - Metacrine, Inc. (NASDAQ:MTCR), a clinical-stage biopharmaceutical company pioneering differentiated therapies for patients with gastrointestinal diseases, today reported its first-quarter 2022 financial results and provided a business update.

Metacrine announced today that it has engaged a strategic financial advisor and initiated a review of strategic alternatives with the goal of maximizing shareholder value. Potential strategic alternatives to be explored and evaluated may include a merger, sale, or other business combination, a strategic partnership with one or more parties, or the licensing, sale or divestiture of its programs.

“Our cash position through 2023 provides us the opportunity to carefully consider a wide range of potential strategic alternatives designed to maximize shareholder value,” said Preston Klassen, M.D., MHS, president and chief executive officer of Metacrine. “As we assess potential strategic alternatives, we have delayed clinical development efforts related to our planned Phase 2a clinical trial of MET642 for the treatment of Ulcerative Colitis.”

First-Quarter 2022 Financial Results

•	Cash Balance - Cash, cash equivalents and short-term investments were $62.7 million as of March 31, 2022. Metacrine believes it has sufficient capital to fund its current operating plan through 2023.

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R&D Expenses - Research and development expenses were $6.7 million for the three months ended March 31, 2022, as compared to $10.9 million for the prior-year period. The decrease was primarily driven by lower clinical development costs related to the advancement of our MET409 and MET642 programs.

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G&A Expenses - General and administrative expenses were $5.5 million for the three months ended March 31, 2022, as compared to $3.7 million for the prior-year period. The increase was attributable to higher employee-related costs and expenses associated with operating as a publicly traded company.

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Restructuring Charges - Restructuring charges were $0.9 million for the three months ended March 31, 2022, as compared to none for the prior-year period. Restructuring charges were attributable to the restructuring plan implemented in February 2022. The restructuring plan was completed in April 2022.

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Gain from Lease Termination and Asset Sale – Gain from lease termination and asset sale was $0.5 million for the three months ended March 31, 2022, as compared to none for the prior-year period. The gain from lease termination and asset sale was related to the termination of the facility lease for our former corporate headquarters and sale of certain personal property in March 2022.

•	Net Loss - Net loss was $12.9 million for the three months ended March 31, 2022, as compared to $14.8 million for prior-year period.

About Metacrine

Metacrine, Inc. is a clinical-stage biopharmaceutical company developing differentiated therapies to treat gastrointestinal diseases.  Metacrine has developed a proprietary farnesoid X receptor (FXR) platform utilizing a unique chemical scaffold, which has demonstrated an improved therapeutic profile in clinical trials. To learn more, visit www.metacrine.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements about the design, progress, timing, scope and results of clinical trials; plans for initiating future clinical trials and studies; plans for optimizing Metacrine’s capital resources; anticipated drivers of value; and statements about Metacrine’s evaluation of strategic alternatives. Words such as “may,” “will,” “expect,” “plan,” “aim,” “projected,” “likely,” ”anticipate,” “estimate,” “intend,” “potential,” “prepare,” “perceived,” “believes” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Metacrine’s expectations and assumptions that may never materialize or prove to be incorrect. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks related to Metacrine’s ability to identify and consummate strategic alternatives that yield additional value for stockholders; the timing, benefits and outcome of Metacrine’s strategic alternatives review process, including the determination of whether or not to pursue or consummate any strategic alternative; the structure, terms and specific risks and uncertainties associated with any potential strategic transaction; potential disruptions in Metacrine’s business and the stock price as a result of the evaluation of strategic alternatives or the public announcement thereof and any decision or transaction resulting from such evaluation; potential delays in initiating, enrolling or completing any clinical trials; competition from third parties; and Metacrine’s ability to obtain, maintain and protect its intellectual property. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Metacrine’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2022, and in Metacrine’s other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as required by law, Metacrine assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor & Media Contact

Investor Relations

Metacrine, Inc.

investors@metacrine.com

Metacrine, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	March 31,
	2022	2021
Operating expenses:
Research and development	$6,680	$10,857
General and administrative	5,482	3,696
Restructuring charges	858	—
Gain from lease termination and asset sale	(508)	—
Total operating expenses	12,512	14,553
Loss from operations	(12,512)	(14,553)
Total other income (expense)	(368)	(215)
Net loss	$(12,880)	$(14,768)

Metacrine, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$62,689	$76,427
Prepaid expenses and other current assets	4,047	2,313
Total current assets	66,736	78,740
Property and equipment, net	—	347
Operating lease right-of-use asset	—	902
Total assets	$66,736	$79,989
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$264	$368
Accrued and other current liabilities	5,209	7,392
Total current liabilities	5,473	7,760
Long-term debt, net of debt discount	13,425	13,303
Other long-term liabilities	1,388	1,571
Stockholders’ equity	46,450	57,355
Total liabilities and stockholders’ equity	$66,736	$79,989